Exhibit 99.1

Silence Therapeutics Reports Full Year 2024 Financial Results and Provides Business Update

The Company’s cash guidance is now extended into 2027

Company to host conference call and webcast today at 8 a.m. EST / 1 p.m. GMT

27 February 2025

LONDON, Silence Therapeutics plc, Nasdaq: SLN (“Silence” or “the Company”), a global clinical-stage company developing novel siRNA (short interfering RNA) therapies, today reported its financial results for the full year ended December 31, 2024, and provided a business update.

“2024 was marked by strong clinical execution and pipeline advancement, highlighting the broad potential of our mRNAi GOLD™ platform to silence disease causing genes,” said Craig Tooman, President and CEO of Silence. “In 2025, we are prioritizing investment in programs targeting rare conditions where we believe we can deliver on clear unmet needs with first-in-class and/or best-in-class siRNAs. We believe divesiran is a great example of this strategy and clinical commitment. We are pleased to announce today that we anticipate full enrollment in the SANRECO Phase 2 study of divesiran in PV by year-end. While we remain confident in our zerlasiran program for high Lp(a), we will only initiate the Phase 3 cardiovascular outcomes study once a partner is secured.”

“We ended the year with over $147 million in cash, cash equivalents and short-term investments.” said Rhonda Hellums, Chief Financial Officer at Silence. “The decision not to initiate the zerlasiran Phase 3 outcomes study without a partner extends our projected cash runway into 2027 and gives us flexibility to invest in our innovative pipeline while we continue partnering discussions for this program.”

Recent Business Highlights

Zerlasiran for Cardiovascular Disease

•

Received positive regulatory feedback from the U.S. Food and Drug Administration (FDA), European Medicines Agency (EMA) and the Pharmaceuticals and Medical Devices Agency (PMDA) in Japan on the Phase 3 cardiovascular (CV) outcomes study design for zerlasiran in patients with elevated lipoprotein(a) (Lp(a)) and at high risk of a CV event.

•	Progressed core activities to ensure the zerlasiran program is Phase 3 ready in the first half of 2025.

•	Partnering discussions for this program are ongoing; timing for Phase 3 initiation is dependent on partnership.

Divesiran for Polycythemia Vera (PV)

•	Follow-up has concluded in the SANRECO Phase 1 study of divesiran in PV patients. Data presentations at medical congresses are anticipated in 2025.

•	Enrollment is underway in the SANRECO Phase 2 study of divesiran in PV patients. Full enrollment is anticipated by the end of 2025.

Other mRNAi GOLD™ Pipeline Updates

•	A Phase 1 study of SLN548, Silence’s wholly owned siRNA product candidate for complement-mediated diseases, is planned for the second half of 2025.

•	A Phase 1 study of SLN312 (licensed to AstraZeneca) is ongoing.

•

Hansoh Pharma opted not to pursue further development under the collaboration agreement to develop siRNAs for three undisclosed preclinical targets using Silence’s mRNAi GOLD platform. Silence retains global rights to all three programs and is evaluating plans for further development.

Financial Highlights for Year End 2024

•

Cash Position: Cash, cash equivalents, and short-term investments were $147.3 million at the end of December 2024. This includes cash and cash equivalents of $121.3 million and short-term investments of $26 million.

•

Collaboration Revenue: Collaboration revenue was $43.1 million for the year ended December 31, 2024, compared to $30.9 million for the year ended December 31, 2023. The increase of $12.2 million is largely due to the cumulative catch-up following completion of required obligations under collaboration arrangements entered for development of candidates utilizing the siRNA platform.

•

R&D Expenses: Research and development (R&D) expenses were $67.9 million for the year ended December 31, 2024, compared to $56.9 million for the year ended December 31, 2023. The increase is a result of additional clinical studies and an increase in contract manufacturing activities for Silence’s proprietary programs.

•

G&A Expenses: General and administrative (G&A) expenses were $26.9 million for the year ended December 31, 2024, compared to $26.2 million for the year ended December 31, 2023. The increase was primarily as result of additional expenses required to comply with the U.S. domestic reporting requirements under the Exchange Act.

•

Net Loss: Net loss was $45.3 million, or $0.33 basic and diluted net loss per share for the year ended December 31, 2024, compared to a net loss of $54.2 million, or $0.49 basic and diluted net loss per share for the year ended December 31, 2023.

•	Total outstanding shares were 141,674,074 ordinary shares (including shares in the form of American Depositary Shares) as of December 31, 2024.

2025 Financial Guidance

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Silence announced today that it will only initiate the zerlasiran Phase 3 CVOT study once a partner is secured. Following this announcement, Silence is extending its projected cash runway into 2027. The Company plans to prioritize development of divesiran in PV and programs in rare conditions with high unmet needs.

Conference Call & Webcast Details

Company management will host a conference call and webcast today, Thursday, February 27, 2025, at 8 a.m. EST / 1:00 p.m. GMT.

Webcast link: https://edge.media-server.com/mmc/p/73gzxc8m

Conference call registration link: https://register.vevent.com/register/BIbb8ec3d3557e47e3a4db7b8c03339124

The conference call and webcast will also be archived on the Company’s website at www.silence-therapeutics.com.

About Silence Therapeutics

Silence Therapeutics is a global clinical-stage biotechnology company committed to transforming people’s lives by silencing diseases through precision engineered medicines created with proprietary siRNA (short interfering RNA) technology. Silence leverages its mRNAi GOLD™ platform to create innovative siRNAs designed to precisely target and silence disease-associated genes in the liver, which represents a substantial opportunity. Silence focuses on areas of high unmet medical need with programs advancing in cardiovascular disease, hematology and rare diseases. For more information, please visit https://www.silence-therapeutics.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. All statements in this press release, other than statements of historical facts, are forward-looking statements. These statements include, but are not limited to, statements regarding: the Company’s business strategy and plans, including its decision to prioritize the development of divesiran as the first-in-class siRNA product candidate for treatment of PV and programs in rare conditions with high unmet needs; the Company’s clinical development activities and timelines for divesiran, including patient enrollment in the SANRECO Phase 2 trial; expected clinical benefits, efficacy and safety of divesiran and the potential to produce clinically meaningful outcomes in PV patients; the Company’s plans to secure a partner to fund further clinical development of zerlasiran, including possible initiation of a Phase 3 clinical study; the design, timing, initiation, progress and results of current and future clinical development for the Company’s other product candidates; and the Company’s anticipated extended cash runway due to portfolio re-prioritization. Any forward-looking statements are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual events or results to differ materially and adversely from those set forth in or implied by such forward-looking statements, many of which are beyond the Company’s control. These risks and uncertainties include, but are not limited to: the impact of worsening macroeconomic conditions, including the conflict in Ukraine and the conflict between Israel and Hamas, heightened inflation and uncertain credit and financial markets, on the Company’s business, clinical trials and financial position; the risk that success in preclinical testing and earlier clinical trials is not replicated in later clinical trials; the delay of any current or planned clinical trials, whether due to patient enrollment delays or otherwise; the Company’s ability to successfully demonstrate the safety and efficacy of its product candidates and gain approval of its product candidates on a timely basis, if at all; competition with respect to market opportunities; unexpected safety or efficacy data observed during preclinical studies or clinical trials; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials or future regulatory approval; clinical trial site activation or enrollment rates that are lower than expected; the Company’s ability to realize the benefits of its collaborations and license agreements; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; and unexpected litigation or other disputes. These and other risks and uncertainties are identified in the section titled “Risk Factors” in the Company’s most recent Annual Report on Form 20-F for the year ended December 31, 2023 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 13, 2024 as updated by the section titled “Risk Factors” in the Company’s Report on Form 6-K filed with the SEC on November 14, 2024, as well as its other documents subsequently filed with or furnished to the SEC. The Company expressly disclaims any obligation to update any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Inquiries:

Silence Therapeutics plc Gem Hopkins, VP, Head of IR and Corporate Communications ir@silence-therapeutics.com	Tel: +1 (646) 637-3208

SILENCE THERAPEUTICS PLC

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in thousands, except for loss per share)

	Year ended December 31,
	2024	2023	2022
Revenue	$43,258	$31,643	$21,655
Cost of sales	(11,810)	(12,867)	(13,463)

Gross profit	31,448	18,776	8,192
Research and development costs	(67,883)	(56,937)	(43,550)
General and administrative expenses	(26,884)	(26,222)	(25,682)

Operating loss	(63,319)	(64,383)	(61,040)
Foreign currency gain/(loss), net	646	(2,641)	1,294
Other income, net	4,472	1,803	280
Benefit from R&D credit	13,737	11,949	9,820

Loss before income tax expense	(44,464)	(53,272)	(49,646)

Income tax expense	(845)	(956)	(688)

Net Loss	$(45,309)	$(54,228)	$(50,334)

Loss per share (basic and diluted)	$(0.33)	$(0.49)	$(0.52)

Weighted average shares outstanding (basic and diluted)	138,752,224	111,277,250	96,584,512

SILENCE THERAPEUTICS PLC

CONSOLIDATED BALANCE SHEETS

(in thousands)

	Year ended December 31,
	2024	2023
Current assets
Cash and cash equivalents	$121,330	$68,789
Short-term investments	26,004	—
R&D benefit receivable	24,396	22,442
Other current assets	14,664	11,630
Trade receivables	972	290

Total current assets	187,366	103,151

Property, plant and equipment	1,818	1,938
Operating lease right-of-use assets	157	370
Goodwill	9,392	9,981
Other intangible assets	312	362
Other long-term assets	3,590	3,646

Total assets	$202,635	$119,448

Current liabilities
Contract liabilities	$(306)	$(6,571)
Trade and other payables	(16,399)	(15,537)
Operating lease liabilities, current	(117)	(228)
Total current liabilities	(16,822)	(22,336)

Contract liabilities	(51,790)	(75,001)
Operating lease liabilities, long-term	—	(118)

Total liabilities	$(68,612)	$(97,455)

Commitments and contingencies (Note 20)
Shareholders’ equity
Ordinary shares - par value £0.05 per share; 141,674,074 shares issued at December 31, 2024 (2023: 118,846,966)	(10,288)	(8,847)
Additional paid-in capital	(609,560)	(455,765)
Accumulated deficit	474,044	431,894
Accumulated other comprehensive loss	11,781	10,725

Total shareholders’ equity	(134,023)	(21,993)

Total liabilities and shareholders’ equity	$(202,635)	$(119,448)